SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SLM Corporation

(Name of Registrant as Specified in its Charter)

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Frequently Asked Questions

Transaction

Q. How will Sallie Mae’s recent agreement to be purchased by an investor group led by J.C. Flowers & Co. impact students?

A. We anticipate that students will experience no change at all. We will continue to offer the same best-in-class products and services to students and schools. We will continue to originate student loans under our internal brands and will remain headquartered in Reston, Va. Moving forward, we intend to increase our investment in the development of products that help students save for college and manage their student loan debt.

JPMorgan Chase and Bank of America (which are both partners in the buyout, along with lead purchaser J.C. Flowers & Co.) will continue to operate their independent student lending businesses, competing head-to-head with Sallie Mae.

The new private-sector investment by all companies involved in this transaction will increase marketplace competition, providing students, families and schools with the most affordable and comprehensive choices.

Further, Sallie Mae will continue to be subject to oversight by Congress and the Department of Education, as well as all applicable federal and state laws including the Higher Education Act. Following the closing, Sallie Mae will continue to have publicly traded debt securities and as a result will continue comprehensive financial reporting about its business, financial condition and results of operations. In addition, the FDIC will continue to have oversight of the Sallie Mae Bank.

Q. How will the products and services offered to students, schools and lenders be impacted?

A. The products and services you expect to receive from Sallie Mae for the 2007-08 academic year (including federal and private loan offerings) will not change. In addition, no changes are planned to existing borrower benefit programs during the 2007-08 academic year.

Q: What are the details of the transaction?

A. An investor group led by J.C. Flowers & Co. has signed a definitive agreement to purchase Sallie Mae for approximately $25 billon or $60.00 per share of common stock. When the transaction is complete, J.C. Flowers along with private-equity firm Friedman Fleischer & Lowe will invest approximately $4.4 billion and own 50.2 percent, and Bank of America (NYSE: BAC) and JPMorgan Chase (NYSE: JPM) each will invest approximately $2.2 billion and each will own 24.9 percent. Sallie Mae’s board has approved the agreement and recommended that its shareholders approve the agreement.

Upon closing, Sallie Mae’s current management is expected to continue to lead the company, ensuring that it will continue to adhere to the New York Attorney General’s Student Loan Code of Conduct, which Sallie Mae adopted April 11. Sallie Mae will continue to originate student loans under its internal brands and will remain headquartered in Reston, Va.

Q. Given that you will be acquired by a group that includes Bank of America and Chase, why would I need to keep all of these lenders on my lender list?

A. Bank of America and Chase are strategic investment partners in this agreement, along with lead purchaser J.C. Flowers & Co. There are no plans to integrate Sallie Mae’s student lending business with the existing lending functions at Bank of America or Chase. In fact, each company will continue to compete with one another in the marketplace, offering separate products, services and benefits to schools and students.

Proprietary & Confidential For Internal Use Only Not for Distribution	1

Frequently Asked Questions

Q. Will this transaction increase the cost of student loans or reduce competition among lenders?

A. No. Sallie Mae believes in and is committed to open competition in the student loan market, which results in the best price, service and value for students, families and schools. We will continue to originate student loans for our internal and affiliated brands.

Chase and Bank of America are investors in this transaction, and will maintain their independent student lending businesses, with their own independent management teams who will continuing to provide students and schools with an array of competitive choices.

Q. Will there be less oversight because the company will be private?

A. No. Sallie Mae will continue to be regulated by the U.S. Department of Education and subject to Congressional oversight. Sallie Mae will continue to participate in the Federal Family Education Loan program, and be subject to all applicable federal and state laws, including the Higher Education Act.

Q. How will this transaction impact existing contracts with third parties (servicing, collections, and others)?

A. We do not expect this transaction to impact existing contracts. We intend to continue operating with current contracts in place.

Q. How will the transaction impact Sallie Mae’s philanthropic goals?

A. Sallie Mae’s commitment to philanthropy, charitable giving, and increasing access to higher education for underserved student populations is expected to continue. As a result of Sallie Mae acquisitions over the last eight years, nearly $2 billion has been generated for higher education philanthropy programs to increase access to higher education. Under the new owners, Sallie Mae expects to work with independent foundations to continue its investment in need-based scholarship grants and financial literacy to students.

Sallie Mae has a strong history of funding foundations that support academic preparation, financial literacy, and college access, with particular emphasis on lower-income families, students from underrepresented groups and the institutions that serve them.

In particular, The Sallie Mae Fund, a charitable organization sponsored by Sallie Mae, achieves its mission—increasing access to higher education—by supporting programs and initiatives that help open doors to higher education, prepare families for their college investment, and bridge the gap when no one else can. The Sallie Mae Fund has contributed more than $100 million over the past five years in scholarships and information programs.

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Proprietary & Confidential For Internal Use Only Not for Distribution	2

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company's security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, SLM Corporation, 12061 Bluemont Way, Reston, Va. 20190, telephone (703) 984-6746, or from the Company’s Web site, http://www.salliemae.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 9, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.